Exhibit 99.2
Qumu Corporation
Second Quarter 2017
Earnings Conference Call
August 2, 2017

Operator

[Introduction]

Peter Goepfrich

Good morning and thank you for joining our second quarter 2017 earnings conference call. With me today is Vern Hanzlik, President and CEO of Qumu.

Our comments today may include forward-looking statements relating to our expectations, plans and prospects. These statements are based on information available to us at the time of this presentation and, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K and any subsequently filed periodic reports on Form 10-Q.

Any unreleased features or services referenced in this presentation, or other public statements, are not currently available and may not be delivered on time or at all. Customers who purchase our products or services should make sure that their decisions are based on features that are currently available. We assume no obligation to, and do not intend to, update any forward-looking statements.

I now turn the call over to Vern.

Vern Hanzlik

Thank you, Peter. Good morning. I’d like to make a few comments before Peter reviews the numbers.

Qumu’s first quarter 2017 was another solid quarter as we continue to manage the business while, simultaneously, making bold, strategic product advances and building our team. Last quarter, I alluded to exciting new developments under way at that time. According to plan, in May, we launched our Qumu Qx vision and solution set, the most compete and extensible platform in the industry. That news was very enthusiastically received by industry analysts, prospects and customers during the global roll-out with customer summits in New York and London. Each event included presentations by large, loyal Qumu customers who highlighted their own compelling stories about Qumu’s role in their use of video to transform their business. In Q2, we also made key new additions to Qumu’s leadership team – a Vice President of Worldwide Channel and Alliances and Vice President of Marketing – to increase our market penetration.

Let me touch on a few financial highlights. Revenue for the quarter of $6.7 million and the net loss of $(2.6) million were within our guidance. Results exceeded guidance in adjusted EBITDA, reflecting strong operational efficiency as we continue to manage our finances. I would like to underscore that gross margins – in the 66-percent range – surpass even some major competitors whose products are exclusively cloud-based. We are successfully transitioning to a more predictable software-as-a-service model, while remaining focused on large organizations – globally – delivering both on-premise and cloud video solutions.

Our innovative Qx strategy is resonating with customers. During the quarter, we signed 8 new accounts, including The British Broadcasting Corporation, PricewaterhouseCoopers, and Centene Corporation. Two of the new customers represent $1.2 million in annualized new bookings.

True to our land-and-expand sales strategy, we are also growing our footprint within existing accounts. Twenty existing customers added to their deployments, with capabilities such as unified communications, expanded delivery or Qumu Cloud. Among those companies were Dow, Visa, Bayer, Citibank and AT&T.

Our hybrid solution is also gaining traction as customers realize that they need an enterprise video platform that provides both on-premise and cloud-based capabilities. As an example, our existing customer, AMD, successfully migrated from a purely on-premise installation to a hybrid deployment. They are using Qumu’s flagship enterprise content delivery network, or eCDN, Pathfinder as their intelligent delivery system. Another new customer is also deploying a hybrid installation for a highly complex use case that requires the security and performance of on-premise, plus the flexibility and cost-savings of cloud.

In addition to these wins for our US and EMEA markets, V-Cube, our partner in Japan, brought in three new Qumu Cloud sales during the quarter.

We are maintaining our annual guidance that we articulated for 2017. However, I want to communicate that, during the fourth quarter, the composition of our revenue will shift toward perpetual licenses versus recurring revenue due to a larger recurring contract being discontinued. Our robust pipeline of opportunities gives me confidence that we will replace that business during the second half of the year.

Overall, our customer satisfaction rates remain extremely high and our customer renewal rates are 89%.

Qumu’s pipeline of viable, significant sales opportunities remains strong at 2 times coverage. We continue our focus on large, complex enterprises, but timing on when opportunities turn to revenue remains a challenge. During the second quarter, two opportunities, which had they both closed, would have put us in the middle of our financial guidance for revenue. Both of those deals, which are now closed, are with large, financial services customers.

For financial commentary, over to Peter now and then I’ll come back and review some strategy and market comments before we open for questions.

Peter Goepfrich

Thank you, Vern. I will comment on a few additional items.

Total revenue was $6.7 million for the second quarter compared to $6.7 million last quarter.

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Software license and appliance revenue was $929,000 for the second quarter compared to $1.2 million last quarter. The decrease in software license and appliance revenue was primarily due a decrease in appliance revenue offset by an increase in license revenue.

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Subscription, maintenance and support revenue was $5.1 million for the second quarter compared to $4.8 million last quarter. Professional services and other revenue was $615,000 for the second quarter compared to $653,000 last quarter.

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In 2017, we expect that software license and appliance revenue will continue to be dependent on large on-premise sales which are difficult to forecast. As Vern noted, during the fourth quarter the composition of our revenue will shift more toward perpetual licenses versus recurring revenue due to a larger recurring contract being discontinued. As a result, subscription, maintenance and support revenue is expected to be in the mid to high $4 million range in the fourth quarter.

Gross margin was 65.6% for the second quarter compared to 61.5% last quarter.

•	Total gross margin percentage is expected to continue to improve to the high 60s late in the year. Total gross margin will continue to be impacted by the timing and mix of large on-premise sales.

Moving on to operating expenses and adjusted EBITDA, a non-GAAP measure.

•	We continue to diligently manage our expense structure, significantly improving adjusted EBITDA. Compared to the corresponding period last year, total operating expenses decreased 17% for the three months ended June 30, 2017, and adjusted EBITDA improved $2.0 million to a loss of $(1.0) million for the three months ended June 30, 2017.

Now for the balance sheet. Cash and cash equivalents were $9.0 million as of June 30, 2017 compared to $10.4 million as of March 31, 2017, which is approximately $2.0 million more than expected due better cash collections than forecasted and timing of payments to vendors. Cash at the end of the third quarter is expected to be approximately $7 million.

As it relates to full year 2017 guidance, we are maintaining our previously provided guidance. Additionally, we expect that we will be cash flow breakeven for the fourth quarter 2017.

Now back to Vern.

Vern Hanzlik

Let me review a few key operational highlights as they relate to our market and product direction.

Qumu remains focused on our two-pronged strategy:

1.	Capitalize on our core strength of serving large enterprises with complex, global video needs; and

2.	Build new partnerships in the video ecosystem, leveraging our Qx extensible platform.

Our new Qx vision and solution addresses both elements. First, the complexity of video within global enterprises. Under Qx, we opened our platform as a service-layer architecture. A key advantage to our new open architecture is extensibility – the ability of our products to easily integrate with other systems that large enterprises are implementing. Examples of these are mobile video, unified communications, social portals, digital signage and IPTV solutions – all things that create the need for higher performance delivery and management of video. That’s why we call our solution an enterprise video hub – because we help organizations bring it all together.

As for the second part of our two-pronged strategy, Qx also dramatically increases our ability to build our partner ecosystem. As part of the new service-layer architecture, we re-imagined our own category-leading enterprise content delivery network (eCDN) – Pathfinder – as a stand-alone product. This creates new opportunities for third party partners allowing them to bring the power of an intelligent, optimized eCDN into their solution. As I mentioned earlier, Pathfinder is already being deployed in hybrid environments with Qumu Cloud. Releasing it as a stand-alone product will greatly enhance its flexibility and its potential. You’ll hear more about Pathfinder as stand-alone technology over the next 6 to 18 months.

With our Qx vision now providing a clear, strategic map for the organization, we also made advances in our product set over the course of the past 90 days with multiple product releases. For example, new Qumu mobile apps with much better user experience and self-service usability for our unified communications gateway.

To further underscore the impact of our partner ecosystem, I’d like to mention three great examples of how Qumu and our partners are using our product’s openness to develop solutions. In these examples, our partner relationship gives Qumu instant access to massive vertical markets where users have limited or no access to video.

First, IPTV. IPTV is licensed television – news, finance analysis and other content – streamed over a company’s internet-protocol-based network. With our software-defined IPTV solution – developed by a partner – Pathfinder becomes the delivery network, replacing cumbersome, costly proprietary hardware. Pathfinder is more configurable, which helps drive down costs for the Enterprise. Ultimately, it means many more users gain access to IPTV and existing users having a more flexibility.

Another example is VDI, also called desktop virtualization. Desktop virtualization has become a mainstream IT strategy, especially for large organizations that have deployed thousands – even tens of thousands – of thin-client desktops, with leading solutions like Citrix and VMware. Qumu’s developed VDI solution makes it easier and more cost-effective to bring high-quality video to these users. Watch for more news coming soon about a partnership with Dell, one of the leaders in desktop virtualization.

The third example is Microsoft. Last quarter I mentioned the tremendous momentum we see inside large customers for Office 365 and, in particular, Skype for Business. We continue our commitment to our partnership with Microsoft to help customers bring the management and delivery that Qumu provides. Through this partnership, we have a great opportunity to power video – providing the management and delivery hub via Pathfinder – for the entire suite of products in the customer’s Microsoft ecosystem, including Skype for Business, SharePoint and Yammer.

In direct support of our Qx strategy, we also expanded our executive team.

John Poole will lead worldwide growth of strategic partnerships, as Vice President of Worldwide Channel and Alliances. John brings more than 25 years in the voice, data, video networking and unified communications industries, including ten years at Polycom. He will tap his extensive network to build Qumu’s ecosystem of third-party developers and resellers including hardware and software developers, service providers and system integrators.

Our new Vice President of Marketing, Eric Rudolf will work with sales and channel development teams to amplify Qumu’s trusted brand and accelerate the growth of Qumu’s list of Fortune 1000 clients. Eric brings deep experience marketing SaaS and other technologies in key vertical industries where video is growing, including education, manufacturing, supply chain, professional development, e-commerce and automotive.

Video is the place to be. Cisco estimates that, by 2021, globally, IP video traffic will be 82 percent of all consumer Internet traffic. A parallel surge in video growth is underway in large enterprises. Our customers see that video is growing fast. They know – from research and their own experience – that people learn and perform better with video. They also know that live and mobile video is growing exponentially. Their concern is not when it will happen; it’s here now. But success hinges on whether they can manage it and scale to it. That’s why many of the world’s largest organizations work with Qumu, because we have the enterprise-grade products and experience to support them.

In summary,

◦	Q2 was pivotal in proving we can manage the business and make bold, strategic advances toward the future.

◦	We have the support of our large loyal customers.

◦	Our land-and-expand strategy is working with our SaaS product, providing entry into new, enterprise customers.

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And, finally, we continue innovating, evolving our enterprise video platform to a new open architecture, which creates powerful potential for growing our ecosystem of partners and other market opportunities.

As the new digital enterprise opens up the flood gates for video, Qumu is positioned – with the right product and right architecture, plus enterprise expertise – to help our customers achieve their digital vision. We are helping these large, loyal customers move their digital transformation forward – at the pace they want.

With the increasing adoption of video among our prospects and clients, who see it as a staple of their digital workforce, we anticipate a strong second half for 2017.

Now, let’s open up the call for questions.

Q&A

Vern Hanzlik

Thank you again for joining us today. Let us know if you have any questions and have a great day.